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                                                                    EXHIBIT 4.13



                                  July 1, 1996



Dear Shareholder:

     Enclosed with this letter is a Rights Subscription Form relating to non-transferable right to purchase (the "Rights") a specified number of shares of Common Stock, $.01 par value, of Casino America, Inc. which were previously granted to you. This Rights offering is being made upon all of the terms and subject to all of the conditions set forth in the enclosed Prospectus dated July __, 1996. You should review the Prospectus carefully before making any investment decision. Each Right entitles you to subscribe for and purchase one share of Common Stock at an exercise price of $5.875 per share (the "Subscription Price").


     If you desire to exercise your Rights to purchase shares of Common Stock of Casino America, Inc., please follow the instructions set forth in the Prospectus.

     The Rights may only be exercised by completing the enclosed Rights Subscription Form and returning it, together with the correct payment, so that it is received Norwest Bank Minnesota, N.A. or before 5:00 p.m., Eastern Daylight Savings Time, on July 26, 1996. If payment is made by an uncertified personal check, you must make the payment such that the check clears by July 26, 1996. Therefore, you are urged to give your immediate attention to the enclosed materials. Please read the Prospectus and follow the enclosed instructions carefully.

     UNLESS YOU EXERCISE YOUR RIGHTS IN A TIMELY MANNER, YOUR RIGHTS WILL EXPIRE ON JULY 26, 1996.

     For additional information on the exercise of Rights, please call the Company's Rights Agent, Norwest Bank Minnesota N.A., at 1-800-___-____.


                                 Sincerely,



                                 John A. Gallaway
                                 President

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                             CASINO AMERICA, INC.

            INSTRUCTIONS FOR COMPLETION OF RIGHTS SUBSCRIPTION FORM
                  PLEASE READ THE PROSPECTUS BEFORE COMPLETING
                         YOUR RIGHTS SUBSCRIPTION FORM

GENERAL

          The number of Rights you have been granted is printed on the face of your Rights Subscription Form. It is also recorded in a register (the "Register") maintained by Norwest Bank Minnesota, N.A. (the "Rights Agent").

          Casino America, Inc. (the "Company" or "Casino America") has issued to the holders of record (each a "Holder") of its Common Stock, $.01 par value ("Common Stock"), as of March 15, 1996 (the "Record Date"), other than Bernard Goldstein and certain members of his family (the "Goldstein Family"), rights ("Rights") entitling the Holders to subscribe for an aggregate of 2,807,419 shares of Common Stock. The Company has also issued to (i) the Grand Palais Secured Debt Holders (as defined in the Prospectus) who received shares of Common Stock in connection with the Grand Palais Acquisition (as defined in the Prospectus) rights to purchase 574,200 shares of Common Stock in respect of the shares of Common Stock issued in connection with such acquisition, (ii) Crown Casino Corporation ("Crown Casino") rights to purchase 472,120 shares of Common Stock in respect of shares of Common Stock issued to Crown Casino in connection with the SCGC Acquisition (as defined in the Prospectus), (iii) Crown Casino rights to purchase 212,666 shares of Common Stock in respect of two Warrants to Purchase Common Stock held by Crown Casino and (iv) various individuals either presently or formerly affiliated with the Edward J. DeBartolo Corporation (the "DeBartolo Warrantholders") rights to purchase 229,680 shares of Common Stock in respect of six Warrants held by them. Except as otherwise noted, the term "Holder" includes the Grand Palais Secured Debt Holders, Crown Casino and the DeBartolo Warrantholders, and the terms "Rights" includes the rights referred to in the preceding sentence.

          Each Holder has been issued 0.2552 of a Right for each share of Common Stock held by such Holder on the Record Date, or with respect to the Grand Palais Secured Debt Holders and Crown Casino, for the shares and warrants held by them as described above, on May 3, 1996, or with respect to the DeBartolo Warrantholders, for the warrants held by them on the Record Date. Each Right entitles the Holder to purchase one share of Common Stock at a subscription price equal to $5.875 per share (the "Subscription Price"), subject to certain limitations. The Rights are not transferable and will expire on July 26, 1996 at 5:00 p.m., New York City time (the "Expiration Date").

          The Rights offering is being made upon all of the terms and subject to all of the conditions set forth in the Prospectus.

          If there are joint owners of Rights, each joint owner must sign the Rights Subscription Form. All signatures should be in exactly the same form as the names of the registered owners printed on the Rights Subscription Form. All other information requested should be printed or typed.

          To exercise the Rights, the completed and signed Rights Subscription Form and the full Subscription Price for all Shares subscribed for should be submitted to the Rights Agent as follows:

If by Regular Mail:     If by Express Mail or Courier:    If by Hand:
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          The method you use to deliver the completed Rights Subscription Form and payment is at your election and risk, and delivery will be deemed effected only when actually received by the Rights Agent. If delivery is by mail, it is suggested that insured, registered mail with return receipt requested be used. Neither the Company nor the Rights Agent shall incur any liability if a Rights Subscription Form furnished by the Rights Agent or otherwise is not received in time to be exercised.

          IF PAYMENT IS MADE BY AN UNCERTIFIED CHECK WHICH DOES NOT CLEAR BY THE EXPIRATION DATE, THE ATTEMPTED EXERCISE WILL BE INVALID. ACCORDINGLY, IF YOU WISH TO PAY BY MEANS OF UNCERTIFIED PERSONAL CHECK YOU ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARED BY SUCH DATE AND YOU ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

                                   __________

          RIGHTS NOT EXERCISED PRIOR TO 5:00 P.M., EASTERN DAYLIGHT SAVINGS TIME, ON JULY 26, 1996 (THE "EXPIRATION DATE") WILL BE VALUELESS. RIGHTS ARE ONLY DEEMED EXERCISED UPON THE RECEIPT BY THE RIGHTS AGENT OF (1) A DULY COMPLETED RIGHTS SUBSCRIPTION FORM AND (2) APPROPRIATE PAYMENT.

LEGAL PAPERS

          If the Rights Subscription Form is executed by an executor, administrator, trustee, guardian or other fiduciary or by a corporation, and such person is not registered on the books maintained by the Rights Agent and supplied by the Company as the Registered Holder, the person executing the Rights Subscription Form must give his full title and furnish proper evidence of authority to act. If the subscription form is executed by an attorney-in-fact (except where such execution is by a bank, trust company or broker as agent for the subscriber and the Shares are to be registered in the same names as registered on the books maintained by the Rights Agent and supplied by the Company), evidence of authority to act must be furnished.

VALIDITY OF SUBSCRIPTION

          All questions with respect to the validity and form of the exercise of any Rights (including time of receipt and eligibility to participate in the Rights Offering) will be determined solely by the Company, which determinations shall be final and binding. Once made, subscriptions are irrevocable, and no alternative, conditional or contingent subscriptions will be accepted. The Company reserves the absolute right to reject any subscriptions not properly submitted or the acceptance of which, in the opinion of the Company's counsel, would be unlawful. Any irregularities in connection with subscriptions must be cured prior to the Expiration Date unless waived by the Company in its sole discretion. NEITHER THE COMPANY NOR THE RIGHTS AGENT SHALL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF DEFECTS IN SUCH SUBSCRIPTIONS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE SUCH NOTIFICATION.

          Subscriptions will be deemed to have been accepted (subject to the Company's right to withdraw or terminate the Rights Offering) only when duly completed subscription documents and good funds with respect to such subscription have been received by the Rights Agent. The Company's interpretations of the terms and conditions of the Rights Offering (including these instructions) shall be final and binding.

DELIVERY OF CERTIFICATES

          Certificates for Shares purchased pursuant to the exercise of Rights will be mailed as soon as practicable following the receipt of all required documents and payment in full of the Subscription Price due for such Shares. Certificates for the Shares will be sent to the address set forth on the face of the Rights unless the

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subscriber gives different instructions on the subscription form on the reverse side of the Rights Subscription Form.

INFORMATION

          If you have any questions regarding completion, delivery or exercise of your Rights Certificates, you may contact the Rights Agent at 1-800-___-____.


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